Exhibit 10.2

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT BETWEEN BIO-LOGIC SYSTEMS CORP.

AND RODERICK G. JOHNSON

WHEREAS, Bio-logic Systems Corporation (the “Company”) entered into an Employment Agreement (the “Agreement”) with Roderick G. Johnson (the “Executive”) dated September 22, 1999;

WHEREAS, Section 15 of the Agreement provides that the Company and Executive have the right to amend the Agreement if such modification is executed by both the Company and the Executive; and

WHEREAS, the Company and Executive now desire to amend the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows, effective as of December 16, 2005:

I.

Section 3(c) of the Agreement is amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, any such bonus shall be paid no later than the March 15 of the calendar year following the calendar year during which ends the fiscal year for which the bonus is paid.”

II.

Section 3(d) is amended by adding the following to the end thereof:

“To the extent necessary to avoid liability to Executive under Section 409A of the Code, the Company hereby agrees to timely amend, in a manner acceptable to Executive, any and all stock option plans that it maintains and any and all grants of stock options to Executive that are outstanding on December 16, 2005.”

III.

Section 4(d)(i) of the Agreement is amended to read in its entirety as follows:

“Executive shall be entitled to receive an amount equal to his Base Salary for eighteen (18) months following termination of the Employment Period (the “Severance Period”). Such amount shall be paid to Executive in a lump sum payment on the six-month anniversary of the termination of his employment with the Company. Notwithstanding the foregoing, if Section 4(f) below is applicable, the Executive shall receive the lump sum provided for in such Section 4(f) in lieu of the payments under this clause (i).”

IV.

Section 4(d)(ii) of the Agreement is amended by adding the following sentence at the end thereof:

“Such bonus shall be paid to Executive in a lump sum payment on the six-month anniversary of the termination of his employment with the Company.”

V.

Section 4(d)(iii) of the Agreement is amended by adding the following sentence at the end thereof:

“Such reimbursements shall be paid to Executive in a lump sum payment on the two-year anniversary of the termination of his employment with the Company.”

VI.

Section 4(e) of the Agreement is amended by adding the following at the end thereof:

“The aggregate amounts payable to the Executive as set forth in parts (i) and (ii) of this Section 4(e) shall be paid to Executive in a lump sum payment on the six-month anniversary of the termination of his employment with the Company.”

VII.

Section 4(f) of the Agreement is amended to read in its entirety as follows:

“(f)	Immediately upon the occurrence of a Change in Control, the Company shall pay the Executive a lump sum payment equal to three (3) times his Base Salary in effect immediately prior to such Change in Control (less any applicable withholding). In the event that the Employment Period is terminated by the Company or by Executive’s resignation within one (1) year after the occurrence of a Change in Control, then such termination shall be deemed to be by the Company without Cause.

(i)	For purposes hereof, a “Change in Control” shall occur if any of the following events occurs:

(A)	A change in the ownership of the Company. A change in ownership of the Company shall occur on the date that any one person, or more than one person acting as a “Group” (as defined under section 409A of the Code), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that, if any one person or more than one person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company.

(B)	A change in the effective control of the Company. A change in the effective control of the Company occurs on the date that:

(I)	any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or

(II)	a majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election; provided, however, that, if one person, or more than one acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered a change in the effective control of the Company.

(C)

A change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair Market Value (as defined in Subsection 4(f)(iii) hereof) equal to or more than 40% of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(I)	a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(II)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(III)	a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(IV)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Subsection 4(f)(ii)(C)(III) hereof).

(iii)	For purposes of this Subsection 4(f):

(A)	Gross Fair Market Value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, and

(B)	stock ownership shall be determined under section 409A of the Code.”

VIII.

As hereby amended, the Agreement shall remain in full force and effect.

Date: 12/16/05

BIO-LOGIC SYSTEMS CORP.

By: /s/ Gabriel Raviv, Ph.D.

Name: Gabriel Raviv, Ph.D.

Its: Chief Executive Officer

/s/ Roderick G. Johnson

Roderick G. Johnson